CERTIFICATE OF DESIGNATION
of the
PREFERENCES, RIGHTS, LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS
of the
SERIES A CONVERTIBLE PREFERRED STOCK
of
KUN RUN BIOTECHNOLOGY, INC.

KUN RUN BIOTECHNOLOGY, INC. (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes, as amended (the "NRS"), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by its Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Nevada (the "Articles of Incorporation"), and pursuant to the provisions of the NRS, the Board adopted the following resolution providing for the authorization of 6,800,000 shares of the Corporation's Series A Convertible Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"):

RESOLVED, that pursuant to the authority vested in the Board by the Corporation’s Articles of Incorporation, the Board hereby establishes the Series A Preferred Stock of the Corporation, authorizes 6,800,000 shares of Series A Preferred Stock and determines the designation, preferences, rights, qualifications, limitations and privileges of Series A Preferred Stock of the Corporation as follows:

1. Voting Rights.

(a) Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote together with the Corporation's common stock, $0.001 par value per share (the "Common Stock"), as a single class at any annual or special meeting of stockholders of the Corporation and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such Holder’s aggregate number of shares of Series A Preferred Stock are convertible pursuant to Section 3 below immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b) The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 1(a) hereof). So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of a majority of the shares of the Series A Preferred Stock outstanding at the time (the “Required Holders”), given in person or by proxy, either in writing or at a meeting in which the holders of the Series A Preferred Stock vote separately as a class:

(i) increase or decrease the authorized amount of the Common Stock or any class or series of Preferred Stock;

(ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;;

(iii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation, filing of a certificate of designation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of other classes and series of equity securities of the Corporation which by their terms do not rank pari passu or senior to the Series A Preferred Stock (“Junior Stock”) shall not be deemed to adversely affect such rights, preferences, privileges or voting powers;

(iv) consummate an Acquisition or Asset Transfer as defined in Section 2(c) herein;

(v) repurchase or redeem shares of Common Stock (other than as permitted by Section 5(b) hereof);

(vi) amend or waive any provision of the Articles of Incorporation or By-Laws of the Corporation so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers;

(vii) increase or decrease the authorized size of the Corporation’s Board of Directors;

(viii) pay or declare dividends on or make any distribution to any shares of Common Stock or any class or series of Preferred Stock; or

(ix) issue debt in excess of $250,000 (unless such issuance of debt has been approved by a majority of the Corporation’s Board of Directors).

(c)           Election of Board of Directors.

(i)           The holders of Common Stock and Series A Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

2. Liquidation Rights.

(a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), after payment or provision for payment of debts and other liabilities of the Corporation, before any distribution or payment shall be made to the holders of any other equity securities of the Corporation by reason of their ownership thereof, the Holders of Series A Preferred Stock shall first be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series A Preferred Stock equal to $1.53 (the “Original Series A Issue Price”), plus any declared and accrued but unpaid dividends thereon (collectively, the “Series A Liquidation Value”).

(b) After payment has been made to the Holders of the Series A Preferred Stock of the full amount of the Series A Liquidation Value, any remaining assets of the Corporation  (or the consideration received by the Corporation or its stockholders in such Acquisition or Asset Transfer) shall be distributed ratably to the holders of the Corporation's Common Stock and Series A Preferred Stock (on an as-if-converted to Common Stock basis) .

(c) In the case of any merger, consolidation, business combination, reorganization or recapitalization of the Corporation (other than any merger effected solely for the purpose of changing the domicile of the Corporation) in which the Corporation is not the surviving entity or in which the stockholders of the Corporation immediately prior to such transaction own capital stock representing less than 50% of the Corporation’s voting power immediately after such transaction or any transaction or series of related transactions in which capital stock representing in excess of 50% of the Corporation’s voting power is transferred (each, an “Acquisition”) or a sale, conveyance, transfer, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation (each, an “Asset Transfer”), the Holders of the Series A Preferred Stock shall be entitled to receive the amount of cash, securities or other property which such Holders would be entitled to receive in a Liquidation Event pursuant to sections 2(a) and 2(b).

(d) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make payment in full to all Holders of Series A Preferred Stock, then such assets shall be distributed among the Holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(e) Whenever any distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value thereof as determined in good faith by the Board.

3. Conversion Rights.  The Holders of Series A Preferred Stock shall have the following rights with respect to the conversion of Series A Preferred Stock into shares of Common Stock pursuant to this Section 3:

(a) Conversion.  Subject to and in compliance with the provisions of this Section 3, any shares of Series A Preferred Stock may, at the option of the Holder thereof, be converted at any time into fully paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a Holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Series A Preferred Stock being converted by the then-effective Series A Conversion Rate (determined in accordance with Section 3(b) below).

(b) Series A Conversion Rate.  The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Series A Liquidation Value by the then-effective Series A Conversion Price (determined in accordance with Section 3(c) below).

(c) Series A Conversion Price.  The conversion price for Series A Preferred Stock (the “Series A Conversion Price”) initially shall be the Original Series A Issue Price.  The Series A Conversion Price is subject to adjustment as provided in Section 3(d) and all references herein to the Series A Conversion Price shall mean the Series A Conversion Price as so adjusted.

(d) Adjustment to the Series A Conversion Price.

(i) If, at any time or from time to time after the filing of this Certificate of Designation with the Secretary of State of the State of Nevada (the "Original Series A Filing Date"), the Corporation shall issue, or is deemed to issue by the express provisions of this Section 3(d),  any Additional Stock (as defined below) without consideration or for consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock, then and in such event (except as otherwise provided in this Section 3(d)) the Conversion Price of the Series A Preferred Stock shall be reduced, concurrently with such issue, to the lowest price at which any of the Additional Stock are issued.

(ii) No adjustment of the Series A Conversion Price for any Series A Preferred Stock shall be made in an amount less than one cent per share; provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward.  No adjustment of such Series A Conversion Price pursuant to this Section 3(d) shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

(iii) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(iv) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of the Corporation .

(v) Additional Stock; Certain Issues Excepted. For the purpose of making any adjustment to the Conversion Price of the Series A Preferred Stock required under this Section 3(d), “Additional Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 3 (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than the following, for which, anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Conversion Price upon: (A) a bona fide firm underwritten public offering of the Corporation; (B) issuance of securities pursuant to a bona fide acquisition of another business entity or business segment of any such entity by the Corporation pursuant to a merger, purchase of substantially all the assets or any type of reorganization  provided that (1) the Corporation will own more than fifty percent (50%) of the voting power of such business entity or business segment of such entity and (2) such transaction is approved by the Board of Directors; (C) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Original Series A Filing Date or issued pursuant to the Securities Purchase Agreement dated April 17, 2010 entered into by and among the Corporation, the Purchasers (as defined therein) and the Key Stockholder (as defined therein) (so long as the terms governing the conversion or exercise price of such securities are not amended to lower such price and/or adversely affect the holders of the Series A Preferred Stock); (D) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the primary purpose of raising capital and are approved by the Board of Directors; (E) Common Stock issued or the issuance or grants of options to purchase Common Stock, in each case, at no less than the then-applicable fair market value, pursuant to equity incentive plans that are adopted and approved by the Corporation’s Board of Directors; (F) securities issued at no less than the then-applicable fair market value to advisors or consultants (including, without limitation, financial advisors and investor relations firms) in connection with any engagement letter or consulting agreement, provided that any such issuance is approved by the Board of Directors; (G) securities issued to financial institutions or lessors in connection with reasonable commercial credit arrangements, equipment financings or similar transactions, provided that any such issue is approved by the Board of Directors).

(vi) In the event the Corporation at any time or from time to time after the Original Series A Filing Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 3(d)(v).

(vii) If the number of shares of Common Stock outstanding at any time after the Original Series A Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(viii)           For the purpose of the adjustment required under this Section 3(d), if the Corporation issues or sells (x) preferred stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Stock or Convertible Securities and if the Effective Price  (as defined below) of such Additional Stock is less than the Series A Preferred Stock Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

(A)           in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

(B)           in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)           If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(D)           No further adjustment of the Series A Preferred Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Stock Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Stock so issued were the Additional Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

The “Effective Price” of Additional Stock shall mean the quotient determined by dividing the total number of shares of Additional Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 3, into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 3, for such shares of Additional Stock.  In the event that the number of shares of Additional Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(e) Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends), securities or options or rights not referred to in Section 3(d), then, in each such case for the purpose of this Section 3(e), the Holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the Holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, if any, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(h) No Impairment.  The Corporation shall not, by the amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times shall in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series A Preferred Stock, against impairment.

(i) Mechanics of Conversion.  Before any Holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Series A Preferred Stock, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid, together with any cash dividends declared but unpaid on such shares of Series A Preferred Stock.  In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 3(a) above exceeds the number of shares converted, the Corporation shall, upon conversion, execute and deliver to the Holder (at the expense of the Corporation) a new certificate or certificates for the number of shares of Series A Preferred Stock surrendered but not converted.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any Holder tendering such Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(j) Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series A Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions of this Section 3, prepare a certificate showing such adjustment or readjustment and furnish such certificate to each registered Holder of Series A Preferred Stock.  Such certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the Series A Conversion Price in effect before and after such adjustment, (C) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold and (D) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

(k) Notices of Record Date.  Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any Acquisition, Asset Transfer or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, in each case the Corporation shall furnish to each Holder of Series A Preferred Stock at least 20 days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, Asset Transfer, dissolution, liquidation or winding up is expected to become effective and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, Asset Transfer, dissolution, liquidation or winding up.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation.

(m) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share.  If, after such aggregation, the conversion would result in the issuance of any fractional share, in lieu of issuing any fractional share, the Corporation shall round the number of shares of Common Stock to be issued to the nearest whole number.

4.  Dividend Rights.

(a)           Holders of Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of six percent (6%) of the Original Series A Issue Price per annum on each outstanding share of Series A Preferred Stock.  Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b)           So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 5(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i)           acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation;

(ii)           acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares; or

(iii)           distributions to holders of Common Stock in accordance with Section 2.

(c)           In the event dividends are paid on any share of Common Stock, the Corporation shall pay an additional dividend on all outstanding shares of Series A Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

5. Transferability. The Series A Preferred Stock and any shares of Common Stock issued upon conversion thereof, may only be sold, transferred, assigned, pledged or otherwise disposed of ("Transfer") in accordance with state and federal securities laws.  The Corporation shall keep at its principal office a register of the Series A Preferred Stock.  Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

6. Amendment and Waiver.  This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them materially and adversely without the affirmative vote of the Required Holders.  Any amendment, modification or waiver of any of the terms or provisions of the Series A Preferred Stock by the Required Holders, whether prospectively or retroactively effective, shall be binding upon all Holders of Series A Preferred Stock.

7. Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

8. Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices to the Corporation shall be addressed to the Corporation’s Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Nevada.  All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by Xiaoqun Ye, an Executive Officer of the Corporation, this 26th day of April, 2010.

By:	/s/ Xiaoqun Ye
Name:	Xiaoqun Ye
Title:	Chief Executive Officer